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                                                                    Exhibit 99.1

CINCINNATI BELL INC.
PRESS RELEASE

Investor Contact:                       Media Contact:
-----------------                       --------------
Kevin Sullivan                          Libby Korosec
513.397.5752                            513.397.1589
kevin.sullivan@cinbell.com              libby.korosec@cinbell.com
                                        -------------------------


        CINCINNATI BELL ANNOUNCES FINAL CLOSE ON SALE OF BROADBAND ASSETS

CINCINNATI - SEPTEMBER 5, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced that it has obtained all the remaining regulatory approvals necessary to complete the previously announced sale of substantially all of the assets of its broadband business to privately held C III Communications, LLC.

Under the terms of the sale, Cincinnati Bell Inc. has now transferred to C III Communications all remaining assets located in states where regulatory approvals had been pending. C III Communications, in turn, has now released $10.2M of the cash purchase price that had been held in escrow pending regulatory approval.

These transactions conclude the process of Cincinnati Bell Inc.'s sale of its broadband assets. Cincinnati Bell will be a customer of C III Communications and will continue to market its broadband products to its business customers. Cincinnati Bell will also resell long distance services provided by C III Communications under the Cincinnati Bell Any Distance brand.

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ABOUT CINCINNATI BELL
Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.